Exhibit 3.1

Amendment No. 3 to Bylaws of PhenixFIN Corporation

This Amendment to the bylaws (the “Bylaws”) of PhenixFIN Corporation, a Delaware corporation, (the “Company”) was approved and adopted by the Board of Directors of the Company in accordance with Article 10 of the Bylaws, and is effective as of February 10, 2021 (the “Effective Date”).

1. As of the Effective Date, the first sentence of Section 3.1 of the Bylaws is hereby deleted and replaced in its entirety with the following:

“The number of directors which shall constitute the whole Board of Directors shall be five (5).”

2. As of the Effective Date, Section 3.4(b) of the Bylaws is hereby deleted and replaced in its entirety with the following:

“(b) At a special meeting of stockholders called for the purpose in the manner hereinabove provided, the Board of Directors or any individual director may be removed from office, with cause, by affirmative vote of the holders of a majority of the capital stock entitled to vote at an election of directors, and a new director or directors elected by a vote of the remaining directors.”